Exhibit 10.1

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made as of October 8, 2015 by the undersigned persons or entities (the “Restricted Holders”) and is being delivered to CryptoSign, Inc., a Delaware corporation (“CryptoSign”) in connection with the Exchange (as defined below).

WHEREAS, pursuant to the transactions contemplated under that certain Agreement and Plan of Exchange, dated as of October 8, 2015 (the “Exchange Agreement”), by and among the CryptoSign, NABUFit Global ApS, a Danish company (the “Company”) and all of the shareholders of the Company (“Company Shareholders”), CryptoSign will acquire all of the issued and outstanding shares of the Company from the Company Shareholders in exchange for up to an aggregate of 15,500,000 shares of CryptoSign Common Stock (“CryptoSign Common Stock”) with the result of such Exchange being that the Company will be become a wholly-owned subsidiary of the CryptoSign, with all the Company stockholders exchanging their shares of capital stock of the Company for the CryptoSign Common Stock pursuant to the terms of the Exchange Agreement (the “Exchange”);

WHEREAS, prior to the closing of the Exchange, the Company have completed a private placement offering (the “Private Placement Offering”) of  5.736 shares of common stock of the Company, at a purchase price of DKK 2.038 per share to certain persons, including one or more of the Restricted Holders;

WHEREAS, the Exchange Agreement provides that, among other things, the CryptoSign Common Stock owned by the Restricted Holders and all securities owned by the Restricted Holders that are exchangeable for CryptoSign Common Stock, in each case whether owned on the date of closing of the Exchange or thereafter acquired, including, without limitation, shares of Company purchased in the Private Placement Offering (collectively, the “Restricted Securities”), shall be subject to certain restrictions on Disposition (as defined herein), and the Restricted Holders will be subject to certain other restrictions relating to the CryptoSign Common Stock, subject to certain conditions all as more fully set forth herein;

NOW, THEREFORE, as an inducement to and in consideration of the CryptoSign’s agreement to enter into the Exchange Agreement and proceed with the Exchange, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Restrictions.

(a) Effective and contingent upon the closing of the Exchange Agreement, ‘during the period of twelve (12) months immediately following the closing date of the Exchange (the “Restricted Period”), the Restricted Holder will not, directly or indirectly: (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any Restricted Securities or (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of the Restricted Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”).

 (b) In addition, during the period of eighteen (18) months immediately following the closing date of the Exchange, the Restricted Holder will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of the CryptoSign Common Stock, borrow or pre-borrow any shares of the CryptoSign Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of the CryptoSign Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of the CryptoSign Common Stock or otherwise seek to hedge the Restricted Holders’ position in the CryptoSign Common Stock.

(c) Notwithstanding anything contained herein to the contrary, the restrictions set forth in Section 1(a) shall not apply to:

(i)
if the Restricted Holder is a natural person, any transfers made by the Restricted Holder (A) as a bona fide gift to any member of the immediate family (as defined below) of the Restricted Holder or to a trust the beneficiaries of which are exclusively the Restricted Holder or members of the Restricted Holder’s immediate family, (B) by will or intestate succession upon the death of the Restricted Holder or (C) as a bona fide gift to a charity or educational institution;

(ii)	if the Restricted Holder is a trust, to a trustor or beneficiary of the trust and such transfer is not for value;

(d)  In addition, the restrictions on transfer and disposition of the Restricted Securities during the Restricted Period shall not apply to the repurchase of Restricted Securities by the CryptoSign in connection with the termination of the Restricted Holder’s employment or other service with the CryptoSign.

2.	Legends; Stop Transfer Instructions.

(a) The Restricted Holder hereby consents to the placing of legends or the entry of stop transfer instructions with the CryptoSign’s transfer agent and registrar against the transfer of the Restricted Securities, except in compliance with this Agreement.  Each of the Restricted Securities shall contain the following additional legend:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THAT CERTAIN LOCK-UP AGREEMENT DATED OCTOBER 8, 2015 BETWEEN THE COMPANY AND THE STOCKHOLDERS WHICH RESTRICTS THE SALE, PLEDGE OR TRANSFER OF THE SHARES AS SET FORTH THEREIN AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

3.	Miscellaneous.

(a)  Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of CryptoSign under the Exchange Agreement, or any of the rights or remedies of CryptoSign or any of the obligations of the Restricted Holders under any other agreement between the Restricted Holders and CryptoSign or any certificate or instrument executed by the Restricted Holders in favor of CryptoSign; and nothing in the Exchange Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of CryptoSign or any of the obligations of the Restricted Holders under this Agreement.

(b) Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing and will be deemed given to a party (a) on the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York City time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., New York City time, on any trading day; (c) the date received or rejected by the addressee, if sent by certified mail, return receipt requested; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the party at the address, facsimile number, or e-mail address furnished by the such party,

If to the Company: NABUfit Global ApS Vidensparken Vesterballevej 5 DK-7000 Fredericia Denmark Attn: Ulrik Møll Email: um@nabufitgloabl.com

If to CryptoSign (prior to the Closing):	Copy to (which copy shall not constitute notice hereunder):

CryptoSign Inc. 626 East 1820 North	Carman Tate Lehnhof Israelsen, LLP 299 South Main Street, Suite 1300
Orem, UT 84097 USA	Salt Lake City, UT 84111

Attn: Bob Bench	Attn: J. Martin Tate
Tel: +45 23903300 Phone: 801-362-2115 Email: bbench@agriconglobal.com
Phone: 801-534-4435
Email: mtate@clilaw.com

Copy to (which copy shall not constitute notice hereunder):
 Brian Mertz
 Oasis Sky Club
Tepe Mah
Sediryakasa Mevkii, 07400
Alanya, Turkey

Email: mertz@cryptosign.com

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(c) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed in such state.

(e) Waiver; Termination. No failure on the part of the CryptoSign to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the CryptoSign in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The CryptoSign shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the CryptoSign; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Exchange Agreement is terminated, this Agreement shall thereupon terminate.

(f) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Further Assurances. Each of the Restricted Holders hereby represent and warrant that such Restricted Holder has full power and authority to enter into this Agreement and that this Agreement has been duly authorized (if a Restricted Holder is not a natural person), executed and delivered by the Restricted Holder and is a valid and binding agreement of the Restricted Holder.

(h) Entire Agreement. This Agreement and the Exchange Agreement collectively set forth the entire understanding of CryptoSign and the Restricted Holders relating to the subject matter hereof and supersedes all other prior agreements and understandings between CryptoSign and the Restricted Holders relating to the subject matter hereof.

(i) Non-Exclusivity. The rights and remedies of CryptoSign hereunder are not exclusive of or limited by any other rights or remedies which CryptoSign may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(j) Amendments and Waiver. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of CryptoSign and the Restricted Holders and the Restricted Holders hereby declare that any and all restrictions contemplated by this Lock-Up Agreement cannot be waived wholly or in part by CryptoSign without the written consent of the Restricted Holders, including, without limitation, Mr. Ole Krebs.

(k) Binding Nature. This Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of a Restricted Holder (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of such Restricted Holder.

(l) Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Exchange.

(m) Conditional Obligations.  The obligation set forth in this Agreement are contingent upon the closing of the Exchange Agreement.  In the event the Exchange Agreement does not close or is terminated for any reason, the obligation set forth herein shall be terminated.

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